                                                                   Exhibit 12.01

CITICORP
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

                                                   YEAR ENDED DECEMBER 31,                     Nine Months Ended
                                                                                                 September 30,
EXCLUDING INTEREST ON DEPOSITS:                     2000     1999     1998     1997     1996     2001     2000
                                                   ------   ------   ------   ------   ------   ------   ------
FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)                       8,722    7,795    7,308    6,776    6,325    6,646    6,285
     INTEREST FACTOR IN RENT EXPENSE                  283      235      213      189      176      231      212
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES                         9,005    8,030    7,521    6,965    6,501    6,877    6,497
                                                   ------   ------   ------   ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST AND
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES       12,876   10,496    6,732    7,664    7,734   10,823   10,424
     FIXED CHARGES                                  9,005    8,030    7,521    6,965    6,501    6,877    6,497
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL INCOME                               21,881   18,526   14,253   14,629   14,235   17,700   16,921
                                                   ======   ======   ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS                  2.43     2.31     1.90     2.10     2.19     2.57     2.60
                                                   ======   ======   ======   ======   ======   ======   ======


INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
     INTEREST EXPENSE                              22,045   18,606   18,868   16,430   15,341   16,505   15,915
     INTEREST FACTOR IN RENT EXPENSE                  283      235      213      189      176      231      212
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL FIXED CHARGES                        22,328   18,841   19,081   16,619   15,517   16,736   16,127
                                                   ------   ------   ------   ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST AND
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES       12,876   10,496    6,732    7,664    7,734   10,823   10,424
     FIXED CHARGES                                 22,328   18,841   19,081   16,619   15,517   16,736   16,127
                                                   ------   ------   ------   ------   ------   ------   ------

        TOTAL INCOME                               35,204   29,337   25,813   24,283   23,251   27,559   26,551
                                                   ======   ======   ======   ======   ======   ======   ======


RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS                  1.58     1.56     1.35     1.46     1.50     1.65     1.65
                                                   ======   ======   ======   ======   ======   ======   ======

Note> On November 30, 2000, Citigroup Inc. completed its acquisition of
      Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests. Subsequent to the acquisition, Associates was contributed to and became a wholly owned subsidiary of Citicorp and Citicorp issued a full and unconditional guarantee of the outstanding long-term debt securities and commercial paper of Associates and Associates Corporation of North America (ACONA), a subsidiary of Associates.